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                                       SHAW INDUSTRIES,INC.                    EXHIBIT 11

                                COMPUTATION OF PER SHARE EARNINGS

                   FOR THE YEARS ENDED JULY 2, 1994, JULY 3, 1993 and  JUNE 27, 1992

                               (In Thousands, Except Per Share Data)

                                                                            1994          1993          1992

PRIMARY:
  Weighted average common shares outstanding                             143,485       137,854       121,296
  Additional shares assuming exercise of stock options                     1,620         2,456         3,591

  Average common shares outstanding, as adjusted                         145,105       140,310       124,887

  Net income                                                            $129,172      $100,623       $58,045

  Primary earnings per common share                                        $0.89         $0.72         $0.46



FULLY DILUTED:
  Weighted average common shares outstanding                             143,485       137,854       121,296
  Additional shares assuming exercise of stock options                     1,651         2,786         3,719

  Average common shares outstanding, as adjusted                         145,136       140,640       125,015

  Net income                                                            $129,172      $100,623       $58,045

  Fully diluted earnings per common share                                  $0.89         $0.72         $0.46



Note:   Adjusted for two-for-one stock splits effected in the form of a stock dividend in December 1993 and March 1992.
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